Exhibit 99.1

For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380, Fax 504/576-2897 pwater1@entergy.com

INVESTOR NEWS

November 1, 2011

ENTERGY REPORTS THIRD QUARTER EARNINGS

NEW ORLEANS –  Entergy Corporation (NYSE: ETR) reported third quarter 2011 earnings of $3.53 per share on as-reported and operational bases, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported Earnings	3.53	2.62	0.91	6.67	5.38	1.29

Less Special Items	-	(0.14)	0.14	-	(0.40)	0.40

Operational Earnings	3.53	2.76	0.77	6.67	5.78	0.89

Weather Impact	0.29	0.29	-	0.57	0.55	0.02

Operational Earnings Highlights for Third Quarter 2011
•
Utility results were higher due primarily to a tax settlement that resulted in a significant decrease in income tax expense, which was partially offset by a regulatory charge to reflect the portion of the tax benefit that will be shared with Entergy Louisiana customers.

•	Entergy Wholesale Commodities earnings decreased as a result of lower net revenue, due primarily to lower pricing associated with the nuclear fleet, and a higher effective income tax rate.
•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“Legal and regulatory proceedings dominated the quarter.  In September, the trial on our federal lawsuit to prevent the state of Vermont from forcing Vermont Yankee to close in March of next year, despite the fact that the NRC has extended the license, was completed.  A ruling from the district court could be issued at any time.  In New York, the hearing before administrative law judges of the New York State Department of Environmental Conservation is under way and expected to continue into 2012,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “While we don’t expect final resolution – that is, appeals are always likely – for either of these issues in the immediate future, we are now moving out of the political arena and into the judicial system.  Facts matter and we believe in our cases.

“The Utility also continues to make progress on key initiatives.  The Arkansas Public Service Commission issued an order late last week in its proceeding on post-System Agreement transition for Entergy Arkansas.  The order provides needed clarity, affirms that an RTO is the right answer, and opens the pathway for the other operating companies to move forward.  We will submit a change of control filing in Arkansas to join MISO within the next 30 days.”

Entergy’s business highlights also include the following:
•	Entergy Gulf States Louisiana, Entergy Louisiana and Entergy New Orleans received orders resolving their 2010 test year formula rate plan filings.
•
Entergy Wholesale Commodities announced its agreement to acquire the Rhode Island State Energy Center, a 583 megawatt combined cycle gas turbine facility, including a planned 33 megawatt uprate, for $346 million.

•
Entergy was recognized for the 10th consecutive year as a leader in sustainability by the Dow Jones Sustainability Index. In addition, the Carbon Disclosure Project named Entergy to the Carbon Disclosure Leadership Index for the seventh time in eight years.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, November 1, 2011, with access by telephone, (719) 457-2080, confirmation code 4650540.  The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com.  A replay of the teleconference will be available through November 8, 2011, by dialing (719) 457-0820, confirmation code 4650540.  The replay will also be available on Entergy’s website at www.entergy.com.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for third quarter and year-to-date 2011 versus 2010, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. The third quarter 2011 earnings improvement was due to higher earnings at Utility, partially offset by lower results at Entergy Wholesale Commodities and Parent & Other.  Entergy’s results for the current period also reflect the positive effect of accretion associated with the company’s share repurchase programs.  A detailed discussion of the factors driving quarterly results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2011 vs. 2010 (see Appendix D for definitions of certain measures)
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported
Utility	2.95	1.78	1.17	5.24	3.68	1.56
Entergy Wholesale Commodities	0.73	0.76	(0.03)	1.78	1.77	0.01
Parent & Other	(0.15)	0.08	(0.23)	(0.35)	(0.07)	(0.28)
Consolidated As-Reported Earnings	3.53	2.62	0.91	6.67	5.38	1.29

Less Special Items
Utility	-	-	-	-	-	-
Entergy Wholesale Commodities	-	(0.14)	0.14	-	(0.50)	0.50
Parent & Other	-	-	-	-	0.10	(0.10)
Consolidated Special Items	-	(0.14)	0.14	-	(0.40)	0.40

Operational
Utility	2.95	1.78	1.17	5.24	3.68	1.56
Entergy Wholesale Commodities	0.73	0.90	(0.17)	1.78	2.27	(0.49)
Parent & Other	(0.15)	0.08	(0.23)	(0.35)	(0.17)	(0.18)
Consolidated Operational Earnings	3.53	2.76	0.77	6.67	5.78	0.89
Weather Impact	0.29	0.29	-	0.57	0.55	0.02

Detailed earnings variance analysis is included in Appendix A-1 and Appendix A-2 to this release.  In addition, Appendix A-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in third quarter 2011 was $1,153 million compared to $1,697 million in third quarter 2010.  The overall quarterly decrease was due primarily to the absence of the receipt of $703 million from proceeds associated with storm-related debt issuances from the Louisiana Utilities Restoration Corporation for Entergy Louisiana and Entergy Gulf States Louisiana for hurricanes Gustav and Ike in third quarter of 2010.  Partially offsetting this decrease was higher deferred fuel collections at the Utility.  In addition, intercompany tax payments contributed to line of business variances, but were offsetting between Utility, Entergy Wholesale Commodities, and Parent & Other.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarterly and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Third Quarter and Year-to-Date 2011 vs. 2010
(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility	850	1,426	(576)	1,490	2,419	(929)
Entergy Wholesale Commodities	357	146	211	738	666	72
Parent & Other	(54)	125	(179)	(98)	80	(178)
Total Net Cash Flow Provided by Operating Activities	1,153	1,697	(544)	2,130	3,165	(1,035)

II.	Utility

In third quarter 2011, Utility as-reported and operational earnings were $2.95 per share compared to $1.78 per share on the same bases in third quarter 2010.  Earnings in the current quarter reflect a tax settlement with the Internal Revenue Service entered into in August 2011 that resulted in a significant decrease in income tax expense.  The majority of the income tax expense effect from the IRS settlement was recorded at the Utility; there was also some effect at the other business segments.  Utility income tax expense was also lower in the current quarter due to the absence of the net effect of consolidated income tax adjustments across the Entergy companies in the third quarter of last year, which net to zero on a consolidated basis.

A portion of the Utility tax benefit from the IRS settlement will be shared with Entergy Louisiana customers, consistent with the settlement approved by the Louisiana Public Service Commission in October 2011.  As a result, the decrease in Utility income tax expense was partially offset by a decrease in net revenue attributed to the regulatory charge recorded to reflect the customer sharing arrangement.  Excluding the regulatory charge, net revenue was slightly lower than the prior year.  Weather was significantly warmer than normal in the third quarter of both years.  Also contributing to the higher earnings was lower non-fuel operation and maintenance expense due primarily to a reduction in compensation and benefit expenses.  These benefits were partially offset by higher depreciation and amortization expense from higher depreciable plant balances.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:
•	Residential sales in third quarter 2011, on a weather-adjusted basis, increased 0.1 percent compared to third quarter 2010.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 0.3 percent quarter over quarter.
•	Industrial sales in the third quarter increased 7.3 percent compared to the same quarter of 2010.

Overall retail sales growth, on a weather-adjusted basis, was 2.6 percent in the third quarter of this year driven by strong industrial sales.  Entergy’s service territory continues to benefit from expansions.  Entergy Louisiana, Entergy Texas, and Entergy Mississippi had the strongest industrial sales growth at 15.1 percent, 9.5 percent, and 3.1 percent, respectively.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures (see Appendix D for definitions of measures)
Third Quarter and Year-to-Date 2011 vs. 2010

	Third Quarter				Year-to-Date
	2011	2010	% Change	% Weather Adjusted	2011	2010	% Change	% Weather Adjusted
GWh billed
Residential	12,376	12,365	0.1%	0.1%	29,411	29,715	(1.0)%	0.4%
Commercial and governmental	9,344	9,341	-%	0.3%	23,923	23,789	0.6%	-%
Industrial	11,024	10,276	7.3%	7.3%	30,681	28,871	6.3%	6.3%
Total Retail Sales	32,744	31,982	2.4%	2.6%	84,015	82,375	2.0%	2.4%
Wholesale	1,038	1,063	(2.4)%		3,021	3,351	(9.8)%
Total Sales	33,782	33,045	2.2%		87,036	85,726	1.5%
O&M expense per MWh	$14.93	$16.41	(9.0)%		$17.11	$17.54	(2.4)%
Number of retail customers
Residential					2,369,437	2,356,216	0.6%
Commercial and governmental					353,903	350,808	0.9%
Industrial					47,575	47,622	(0.1)%

Appendix B provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $0.73 per share on as-reported and operational bases in third quarter 2011, compared to as-reported earnings of $0.76 per share and operational earnings of $0.90 per share in third quarter 2010.  Entergy Wholesale Commodities operational earnings declined partially as a result of lower net revenue driven by lower energy and capacity pricing on its nuclear fleet.  The effect of lower pricing was partially offset by higher volume as a result of fewer refueling and unplanned nuclear outage days.  A higher effective income tax rate also contributed to the Entergy Wholesale Commodities earnings decline.  The higher income tax expense was due primarily to the absence of the net effect of consolidated income tax adjustments across the Entergy companies in the third quarter of last year, which net to zero on a consolidated basis.  These items were partially offset by lower non-fuel operation and maintenance expense attributable primarily to lower compensation and benefit expenses and the absence of a write-off of capitalized engineering costs associated with a potential uprate project in the previous period.

Table 5 provides a comparative summary of Entergy Wholesale Commodities operational performance measures.

Table 5: Entergy Wholesale Commodities Operational Performance Measures
Third Quarter and Year-to-Date 2011 vs. 2010 (see Appendix D for definitions of measures)

	Third Quarter			Year-to-Date
	2011	2010	% Change	2011	2010	% Change
Owned Capacity	6,016	6,351	(5.3)%	6,016	6,351	(5.3)%
GWh billed	11,284	10,736	5.1%	32,455	32,362	0.3%
Average realized price per MWh	$55.87	$61.51	(9.2)%	$55.07	$59.32	(7.2)%
Non-fuel O&M expense / purchased power per MWh (a)	$25.32	$29.59	(14.4)%	$25.71	$26.77	(4.0)%

EWC Nuclear Fleet
Capacity factor	98%	91%	7.7%	93%	92%	1.1%
GWh billed	10,645	9,888	7.7%	30,551	30,011	1.8%
Average realized price per MWh	$56.07	$61.41	(8.7)%	$55.31	$59.27	(6.7)%
Production cost per MWh (a)	$24.92	$27.79	(10.3)%	$24.97	$25.28	(1.2)%
Refueling outage days:
FitzPatrick (b)	-	18		-	18
Indian Point 2	-	-		-	33
Indian Point 3	-	-		30	-
Palisades	-	-		-	-
Pilgrim	-	-		25	-
Vermont Yankee	-	-		-	29

(a)	Third quarter and year-to-date periods in 2010 exclude the effect of the special item for non-utility nuclear spin-off expenses.
(b)	Table reflects the duration of refueling outages that occurred through the third quarter; the FitzPatrick refueling outage continued for 17 days into the fourth quarter 2010.

Table 6 provides capacity and generation sold forward projections for Entergy Wholesale Commodities’ nuclear fleet.

Table 6: Entergy Wholesale Commodities Nuclear Capacity and Generation Projected Sold Forward
Fourth Quarter 2011 through 2016 (see Appendix D for definitions of measures)
	Balance of 2011	2012	2013	2014	2015	2016
Energy
Planned TWh of generation (c)	10	41	40	41	41	40
Percent of planned generation sold forward
Unit-contingent	80%	61%	38%	14%	12%	12%
Unit-contingent with availability guarantees	14%	14%	16%	13%	13%	13%
Firm LD	3%	24%	24%	8%	–%	–%
Offsetting positions	(3)%	(10)%	–%	–%	–%	–%
Total energy sold forward	94%	89%	78%	35%	25%	25%
Average revenue under contract per MWh (d) (e)	$52	$49	$45 - 51	$49 - 55	$49 - 57	$50 - 59

Capacity
Planned net MW in operation (c)	4,998	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	18%	16%	16%	16%	16%
Capacity contracts	45%	32%	26%	25%	11%	–%
Total capacity sold forward	71%	50%	42%	41%	27%	16%
Average revenue under contract per kW per month (applies to capacity contracts only)	$1.8	$2.8	$3.2	$3.1	$2.9	$–

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	95%	89%	76%	37%	26%	25%
Average revenue under contract per MWh (d) (e)	$53	$50	$49	$54	$55	$55

(c)
Assumes successful license renewal at all plants.  NRC license renewal applications are in process for three units (with current license expirations noted parenthetically): Pilgrim (6/8/2012), Indian Point 2 (9/28/2013), and Indian Point 3 (12/12/2015).  In addition, two Entergy subsidiaries filed a complaint in federal court seeking declaratory and injunctive relief to prevent the state of Vermont from forcing Vermont Yankee to cease operation on March 21, 2012.

(d)	A portion of EWC’s total planned generation sold forward through March 2012 is associated with the Vermont Yankee contract, for which pricing may be adjusted.
(e)
Average revenue under contract may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.  Also, average revenue under contract excludes payments owed under the value sharing agreement with the New York Power Authority.

IV.	Parent & Other

Parent & Other reported a loss of $(0.15) per share on as-reported and operational bases in third quarter 2011, compared to earnings of $0.08 per share on the same bases in the third quarter of last year.  Higher income tax expense on Parent & Other activities was the primary factor driving results for the quarter.  Income tax expense was higher due to the absence of a reversal of an income tax reserve recorded in the third quarter of last year.  The absence of the net effect of consolidated income tax adjustments also contributed.

V.	2011 Earnings Guidance

As a result of the Internal Revenue Service and LPSC settlements discussed above, Entergy revised its 2011 as-reported and operational earnings guidance to a range of $7.15 to $7.65 per share.  Entergy’s previous guidance range was $6.35 to $6.85 per share on both as-reported and operational bases.  The midpoint of Entergy’s 2011 earnings guidance is adjusted only to reflect the year-to-date income tax expense adjustments above the level assumed in the original guidance, including the IRS settlement agreement, net of amount to be shared with Entergy Louisiana customers.  Year-over-year changes are shown as point estimates and are applied to 2010 earnings to compute the 2011 guidance midpoint.  Drivers for the 2011 guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.  The 2011 earnings guidance is detailed in Table 7 below.

Table 7: 2011 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Revised October 2011 (f)
Segment	Description of Drivers	2010 Earnings per Share	Expected Change	2011 Guidance Midpoint	2011 Guidance Range

Utility	2010 Operational Earnings per Share	4.33
	Adjustment to normalize weather		(0.62)
	Increased net revenue due to sales growth and rate actions		0.45
	Decreased non-fuel operation and maintenance expense		0.20
	Increased depreciation expense		(0.10)
	Increased other income		0.10
	Lower effective income tax rate		0.15
	Accretion / other		0.19
	Subtotal	4.33	0.37	4.70

Entergy Wholesale Commodities	2010 Operational Earnings per Share	3.13
	Decreased net revenue from nuclear assets due to lower pricing net of higher volume		(0.35)
	Flat non-fuel operation and maintenance expense for nuclear operations		–
	Increased depreciation expense on nuclear assets		(0.05)
	Higher effective income tax rate		(0.10)
	Accretion / other		(0.03)
	Subtotal	3.13	(0.53)	2.60

Parent & Other	2010 Operational Earnings per Share	(0.36)
	Increased Parent non-fuel operation and maintenance expense		(0.10)
	Increased Parent interest expense		(0.10)
	Increased preferred dividend requirements		(0.10)
	Accretion / other		(0.04)
	Subtotal	(0.36)	(0.34)	(0.70)

Consolidated Operational	2011 Operational Earnings per Share Guidance Range	7.10	(0.50)	6.60	6.35 – 6.85

	Year-to-date income tax expense adjustments above level assumed in original guidance (including the IRS settlement agreement), net of amount to be shared with ELL customers		0.80

	Revised 2011 Operational Earnings per Share Guidance Range	7.10	0.30	7.40	7.15 – 7.65

Consolidated As-Reported	2010 As-Reported Earnings per Share	6.66
	Changes detailed above		0.30
	2010 special items for non-utility nuclear spin-off expenses		0.44
	Revised 2011 As-Reported Earnings per Share Guidance Range	6.66	0.74	7.40	7.15 – 7.65

(f)	Originally prepared October 2010 and updated February 2011 to reflect 2010 final results. Updated October 2011 to include IRS and LPSC settlements.

Key assumptions supporting 2011 earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 2 percent on a weather-adjusted basis; around 1 percent on a normalized basis excluding the effects of industrial expansion and cogen loss
•	Increased revenue associated with rate actions
•
Decreased non-fuel operation and maintenance expense resulting largely from lower compensation and benefits costs (including lower expense associated with employee stock options, which is offset in Parent & Other)

•	Increased depreciation expense associated with capital spending at the Utility, partially offset by new depreciation rates established in the Entergy Arkansas rate case effective July 2010
•	Increased other income largely due to affiliate dividend income arising out of the use of proceeds from storm cost financings in Louisiana, offset at Parent & Other
•	Lower effective income tax rate in 2011
•	Accretion / other primarily driven by the effect of 2010 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the EWC nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30 day refueling outages at Pilgrim and Indian Point 3 in Spring 2011 and Vermont Yankee in Fall 2011

•	95 percent of energy sold under existing contracts and 5 percent sold into the spot market for the EWC nuclear fleet
•
$53/MWh average energy contract price and $40/MWh average unsold energy price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average energy price for unsold volume based on prices as of the end of September 2011 is around $45/MWh

•
$3.0/kW-month average capacity contract price and $1.2/kW-month average unsold capacity price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average capacity price for unsold volume based on prices as of the end of September 2011 is approximately $0.3/kW-month

•	Increased nuclear fuel expense reflected in net revenue
•
Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25/MWh reflecting slightly higher compensation and benefits costs due in part to a long-term workforce planning initiative and other general expense increases, offset by the absence of spending associated with remediation of the tritium leak at Vermont Yankee and the write-off of capitalized engineering costs associated with a potential uprate project in 2010

•	Increased depreciation expense on nuclear assets associated with capital spending
•	Higher effective income tax rate in 2011
•	Flat year-over-year results for the balance of EWC’s business, consisting primarily of the non-nuclear generation portfolio
•	Accretion / other including the effect of 2010 share repurchases

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to $1 billion permanent debt issued in September 2010, with proceeds used to pay down lower-cost revolving credit facility
•	Increased preferred dividend requirements largely due to affiliate dividend income at Utility described above
•	Accretion / other includes the effect of 2010 share repurchases and lower effective income tax rate in 2011

Share Repurchase Program
•
2011 average fully diluted shares outstanding of approximately 180 million, assuming completion of the $750 million repurchase program in 2010; does not assume any repurchases under the incremental $500 million share repurchase authority approved by the Board of Directors in October 2010

Other
•	Overall effective income tax rate of 35 percent in 2011
•	Pension discount rate of 6.1 percent (the final pension discount rate is 5.6 – 5.7 percent)

Revised 2011 Guidance Range
•
A tax settlement with the Internal Revenue Service resulted in a significant decrease in income tax expense.  The majority of the income tax expense effect from the settlement was recorded at Utility; there was also some effect at Entergy Wholesale Commodities and Parent & Other.  A portion of the Utility tax benefit will be shared with Entergy Louisiana customers, consistent with the settlement approved by the Louisiana Public Service Commission in October 2011.  The net benefit is shown net of income tax expense amounts that were included in the original 2011 Guidance assumptions.

Earnings guidance for 2011 should be considered in association with earnings sensitivities as shown in Table 8.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are utility sales for Utility and energy prices for Entergy Wholesale Commodities.  Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2011 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2010
Variable	2011 Guidance Assumption	Description of Change	Estimated Annual Impact (g)
Utility
Sales growth Residential Commercial / Governmental Industrial	Around 2% total sales growth on a weather-adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.34
Entergy Wholesale Commodities (Based on EWC nuclear portfolio)
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.07
Energy revenues	95% energy sold at $53/MWh and 5% energy unsold at $40/MWh	$10/MWh market price change	- / + 0.07
Non-fuel operation and maintenance expense	$25/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.14
Outage (lost revenue only)	93% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $53/MWh for sold and $40/MWh for unsold volumes in 2011	- 0.04 / n/a

(g)  Based on 2010 average fully diluted shares outstanding of approximately 188 million.

VI.	Appendices

Five appendices are presented in this section as follows:

•	Appendix A includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix B provides information on selected pending local and federal regulatory cases.
•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix D provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix E provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 and Appendix A-2 provide details of third quarter and year-to-date 2011 vs. 2010 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other, and Consolidated.

Appendix A-1: As-Reported and Operational Earnings Per Share Variance Analysis
Third Quarter 2011 vs. 2010
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2010 earnings	1.78	1.78		0.76	0.90		0.08	0.08		2.62	2.76
Income taxes – other	2.03	2.03	(h)	(0.14)	(0.14)	(i)	(0.21)	(0.21)	(j)	1.68	1.68
Share repurchase effect	0.16	0.16	(k)	0.04	0.04		(0.01)	(0.01)		0.19	0.19
Other operation and maintenance exp.	0.12	0.12	(l)	0.23	0.09	(m)	(0.03)	(0.03)		0.32	0.18
Other income (deductions) - other	-	-		(0.02)	(0.02)		0.03	0.03		0.01	0.01
Interest exp. and other charges	0.02	0.02		-	-		(0.02)	(0.02)		-	-
Decommissioning exp.	-	-		(0.01)	(0.01)		-	-		(0.01)	(0.01)
Taxes other than income taxes	(0.03)	(0.03)		(0.01)	(0.01)		-	-		(0.04)	(0.04)
Depreciation / amortization exp.	(0.05)	(0.05)	(n)	(0.01)	(0.01)		-	-		(0.06)	(0.06)
Net revenue	(1.08)	(1.08)	(o)	(0.11)	(0.11)	(p)	0.01	0.01		(1.18)	(1.18)
2011 earnings	2.95	2.95		0.73	0.73		(0.15)	(0.15)		3.53	3.53

Appendix A-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-Date Third Quarter 2011 vs. 2010
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2010 earnings	3.68	3.68		1.77	2.27		(0.07)	(0.17)		5.38	5.78
Income taxes – other	2.06	2.06	(h)	(0.12)	(0.12)	(i)	(0.09)	0.01	(j)	1.85	1.95
Share repurchase effect	0.31	0.31	(k)	0.10	0.10	(k)	(0.02)	(0.02)		0.39	0.39
Other operation and maintenance exp.	0.04	0.04		0.46	0.11	(m)	(0.06)	(0.06)	(q)	0.44	0.09
Interest exp. and other charges	0.11	0.11	(r)	0.17	0.03	(s)	(0.10)	(0.10)	(t)	0.18	0.04
Nuclear refueling outage expense	0.01	0.01		(0.01)	(0.01)		-	-		-	-
Taxes other than income taxes	(0.02)	(0.02)		-	-		-	-		(0.02)	(0.02)
Decommissioning exp.	(0.01)	(0.01)		(0.02)	(0.02)		-	-		(0.03)	(0.03)
Other income (deductions) – other	0.07	0.07	(u)	(0.12)	(0.12)	(v)	(0.02)	(0.02)		(0.07)	(0.07)
Depreciation / amortization exp.	(0.04)	(0.04)		(0.04)	(0.05)	(w)	-	-		(0.08)	(0.09)
Net revenue	(0.97)	(0.97)	(o)	(0.41)	(0.41)	(p)	0.01	0.01		(1.37)	(1.37)
2011 earnings	5.24	5.24		1.78	1.78		(0.35)	(0.35)		6.67	6.67

(h)
The current quarter and year-to-date increase is due primarily to an IRS tax settlement executed in the current quarter; the absence of unfavorable consolidated income tax adjustments recorded in the prior year also contributed to the quarterly and year-to-date increase.  These increases were partially offset by the absence of a Louisiana state income tax benefit related to Act 55 storm cost financing recognized in the third quarter of last year.

(i)
The decrease in the current quarter and year-to-date is due primarily to the absence of favorable consolidated income tax adjustments as well as the absence of the reversal of an income tax reserve related to a restructuring of the Entergy Nuclear Power Marketing business, both recorded in the third quarter of the prior year.  Partially offsetting was favorable income tax adjustments associated with the IRS settlement noted in (h) above.

(j)
The current quarter decrease is due primarily to the absence of a prior year favorable Tax Court ruling addressing a foreign tax credit computation allowing the reversal of a previously-established tax reserve on the issue.  Also contributing was the absence of the favorable effect of consolidated income tax adjustments in the third quarter 2010.  Partially offsetting was favorable income tax adjustments associated with the IRS settlement noted in (h) above, as well as the absence of decreases in valuation allowances on loss carryovers reflected in the prior year-to-date period.  The as-reported year-to-date decrease also reflects the absence of income tax benefits recorded in connection with the non-utility nuclear spin off unwind in 2010.

(k)	The increase reflects accretion from Entergy’s share repurchase programs.

(l)
The increase in the current quarter is due primarily to lower compensation and benefit expenses and a deferral of previously-expensed outage costs pursuant to an Entergy New Orleans regulatory agreement; the absence of amortization of rate case expenses at Entergy Texas recorded in the prior year also contributed.

(m)
The current quarter and year-to-date increase is due primarily to lower compensation and benefit expenses and the absence of a write off of capitalized engineering costs associated with a potential uprate project recorded in the prior year.  The absence of operation and maintenance expense from the Harrison County plant, which was sold in the fourth quarter of 2010, also contributed.  The absence of non-utility nuclear spin-off expenses contributed to the as-reported increase.

(n)	The decrease in the current quarter reflects higher depreciable plant balances.

Utility Net Revenue Variance Analysis 2011 vs. 2010 ($ EPS)
Third Quarter		Year-to-Date
Weather	-	Weather	0.02
Sales growth / pricing	(0.01)	Sales growth / pricing	0.15
Regulatory agreement	(1.06)	Regulatory agreement	(1.05)
Other	(0.01)	Other	(0.09)
Total	(1.08)	Total	(0.97)
(o)
The decrease in the current quarter and year-to-date is due primarily to a regulatory charge resulting from a settlement approved by the Louisiana Public Service Commission to share a portion of tax benefits from a settlement with the IRS with Entergy Louisiana customers.  The year-to-date variance also reflects higher sales growth including the effects of weather, as well as the net effect of pricing adjustments resulting from rate actions in Arkansas, Louisiana, New Orleans, and Texas.  For the current quarter, increases from higher weather-adjusted sales volume and regulatory actions were offset by lower unbilled revenues due to milder weather in the unbilled sales period at the end of the quarter.

(p)
The current quarter and year-to-date decrease is due primarily to lower energy and capacity pricing on the EWC nuclear fleet.  The absence of net revenue from the Harrison County plant, which was sold in the fourth quarter of last year, also contributed to the decrease.  The decrease in both periods is partially offset by higher nuclear volume.

(q)	The year-to-date decrease is due primarily to the offset of lower intercompany employee stock option expense at Utility.

(r)
The increase in the year-to-date period is due primarily to favorable debt refinancing and the absence of interest recorded on a fuel audit refund in the third quarter of 2010; a revision in the treatment of funds received for transmission interconnection projects, accepted by the Federal Energy Regulatory Commission, also contributed to the increase.

(s)	The as-reported year-to-date increase is due to the absence of the first quarter 2010 charge for the balance of fees recorded in connection with the non-utility nuclear spin off unwind.

(t)	The decrease year-to-date is due primarily to higher interest rates on $1 billion of Parent notes issued in September 2010; elimination of lower affiliated interest expense also contributed.

(u)
The year-to-date increase is due to higher affiliate dividend income with Parent & Other arising out of the use of proceeds from Louisiana storm cost financings, partially offset by the absence of storm-related carrying charges recorded in 2010.

(v)	The year-to-date decrease is due primarily to lower affiliate interest income (offset at Parent & Other) and lower realized gains on decommissioning trust investments.

(w)	The decrease year-to-date reflects higher depreciable plant balances.

Appendix A-3 lists special items by business with quarter-to-quarter and year-to-date comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are not routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix A-3: Special Items (shown as positive / (negative) impact on earnings)
Third Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility
None	-	-	-	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (x)	-	(0.14)	0.14	-	(0.50)	0.50

Parent & Other
Non-utility nuclear spin-off expenses (x)	-	-	-	-	0.10	(0.10)
Total Special Items	-	(0.14)	0.14	-	(0.40)	0.40

(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
Utility
None	-	-	-	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (x)	-	(25.2)	25.2	-	(94.0)	94.0

Parent & Other
Non-utility nuclear spin-off expenses (x)	-	-	-	-	18.5	(18.5)
Total Special Items	-	(25.2)	25.2	-	(75.5)	75.5

(x)	Includes non-utility nuclear spin-off expenses for outside services to pursue the previously planned spin-off and the charge in connection with the business unwind decision in 2010.

B.	Regulatory Summary

Appendix B provides a summary of selected regulatory cases and events that are pending.

Appendix B: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion filed 6/10 based on 6/30/09 test yr, with known and measurable changes through 6/30/10
Rate Case Recent Activity:  None.
Background:  EAI implemented a $63.7 million rate increase in the first billing cycle of July 2010 pursuant to the settlement approved by the Arkansas Public Service Commission (APSC) in June 2010, which authorized a 10.2 percent allowed return on equity (ROE).

System Agreement / RTO Investigation Docket Recent Activity:  An evidentiary hearing took place September 7-9, 2011 regarding EAI’s post-system agreement transition plan.  On October 28, 2011, the APSC issued an order finding that EAI joining a Regional Transmission Organization (RTO) is prudent. The APSC did not make a determination on the question of which RTO is in the best interest of EAI and its ratepayers – the Midwest Independent System Operator (MISO) option or the Southwest Power Pool (SPP) RTO option. Instead, the APSC deferred any determination on EAI’s proposal to join MISO until EAI files an application to transfer operational control of its transmission facilities to MISO.  EAI expects to submit the change of control filing in 30 days from the APSC order. Federal Energy Regulatory Commission (FERC) filings to establish the zonal rate under the Midwest Independent System Operator (MISO) Open Access Transmission Tariff are targeted for late 2012 or early 2013.
Background:  On February 11, 2010, the APSC issued a Show Cause order opening an inquiry into EAI’s transition plans for post-system agreement operation.  On April 25, 2011, Entergy announced that, after comprehensive review and analysis, the company concluded that joining MISO will provide meaningful long-term benefits for the customers of the Entergy operating companies.  On May 12, 2011, EAI filed “An Evaluation of the Alternative Transmission Arrangements Available to the Entergy Operating Companies and Support for Proposal to Join MISO.” The target implementation date for joining MISO is December 2013, concurrent with EAI’s exit of the system agreement.  Two contingency plans for post-system agreement readiness were also presented reflecting EAI-only joining MISO and EAI operating as a standalone balancing authority within the Independent Coordinator of Transmission (ICT) arrangement.

Hot Spring Acquisition Recent Activity:  On August 31, 2011, EAI and KGen filed an application seeking FERC approval of the Hot Spring acquisition under Section 203 of the Federal Power Act.  On October 28, 2011, the APSC Staff and Arkansas Attorney General filed testimony in the APSC proceeding.   The Staff generally supports the acquisition and recovery of capacity costs through a capacity acquisition rider, and recommends that the return on equity in the rider be set at 9.7 percent.  The Attorney General also supports recovery through the proposed rider mechanism and recommends that, if the APSC approves the acquisition, it should retain jurisdiction to determine the reasonableness of any transmission costs identified in the future study.  EAI will file rebuttal testimony in November 2011 and the matter is set for hearing in January 2012.
Background:  On April 29, 2011, EAI announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility, a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Arkansas, from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $277 million (or $447/kW) including the purchase price of approximately $253 million (or $408/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades.  A new transmission service request has been submitted to determine if investment for supplemental upgrades to Entergy’s transmission system is needed to make this plant deliverable to EAI after it exits the System Agreement.  On July 15, 2011, EAI filed an application with the APSC seeking approval of the Hot Spring acquisition and rider recovery concurrent with closing of the acquisition.  On July 21, 2011, the transaction was reported to the U.S. Department of Justice and the Federal Trade Commission to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act.  Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is expected to occur in mid-2012.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base:                $2.4 billion (electric) filed 5/11 based on 12/31/10 test yr
$0.05 billion (gas) filed 4/11 based on 9/30/10 test yr

Formula Rate Plan Recent Activity:  At its October 12, 2011 Business and Executive (B&E) session, the Louisiana Public Service Commission (LPSC) accepted the joint EGSL / LPSC Staff report reflecting resolution of the 2010 test year formula rate plan (FRP) filing.  The filing reflected an 11.11 percent earned ROE which was within the earnings bandwidth resulting in no cost of service rate change.  The filing also reflected a $22.8 million decrease outside of the FRP sharing mechanism for capacity costs.  On September 6, 2011, EGSL filed a motion seeking a one year extension of its current FRP; the LPSC is expected to consider the matter at its November 9, 2011 B&E session.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for EGSL.  In response to a depreciation rate complaint filed at FERC by the LPSC, EGSL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $45.3 million (assuming a 40 year River Bend life) or $24.4 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.2 billion filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity: At its October 12, 2011 B&E session, the LPSC accepted the joint ELL / LPSC Staff report reflecting resolution of the 2010 test year FRP filing.  The filing reflected an 11.08 percent earned ROE which was within the earnings bandwidth resulting in no cost of service rate change.  Capacity costs were essentially unchanged.  On September 6, 2011, ELL filed a motion seeking a one year extension of its current FRP; the LPSC is expected to consider the matter at its November 9, 2011 B&E session.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for ELL.  In response to a depreciation rate complaint filed at FERC by the LPSC, ELL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $96.4 million (assuming a 40 year Waterford 3 life) or $40.5 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Little Gypsy Repowering Recent Activity:  On August 10, 2011, the LPSC approved securitization of costs related to the cancelled Little Gypsy 3 repowering project.  On September 22, 2011, $207,156,000 of Investment Recovery Bonds were issued for Entergy Louisiana Investment Recovery Funding I, L.L.C., a company wholly-owned and consolidated by ELL.  The bonds reflected an average life of 5.27 years and a coupon rate of 2.04 percent.

Waterford 3 Steam Generator Replacement Recent Activity: On July 29, 2011, ELL filed its Quarterly Monitoring Report indicating that the Waterford 3 replacement steam generator (RSG) project continues to meet revised cost estimates and the revised schedule for installation in Fall 2012.  In addition, ELL formally reported its Spring 2011 inspection findings to the Nuclear Regulatory Commission.  As part of ELL’s request to extend its FRP by one year, ELL requested that it be permitted to include RSG costs, subject to refund and a subsequent prudence review, in rates as part of ELL’s 2011 test year FRP filing.  ELL expects to resume the revenue requirement proceeding late in 2011 or early in 2012, provided that its FRP is extended.
Background: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head, and control drive mechanisms.  On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million was prudent and the timing concurrent with the 2011 outage was reasonable.  Prudent costs are eligible for recovery through ELL’s formula rate plan, if extended, or a base rate case filing.  ELL agreed to undertake a future prudence review to consider at least project management, cost controls, success in achieving stated objectives, project replacement cost, and outage length / replacement power costs.  On December 17, 2010, ELL notified the LPSC that Westinghouse advised that the Waterford 3 RSGs would not be completed and delivered in time to maintain the then current project schedule for installation during the Spring 2011 refueling outage.  On June 15, 2011, ELL filed a Special Monitoring Report to reflect the updated cost and schedule associated with the project.  The installation schedule was revised from the Spring 2011 refueling outage to the Fall 2012 refueling outage.  Additional funding of approximately $176 million is required, bringing the revised replacement project total to approximately $687 million.  Extensive inspections of the steam generators during the Spring 2011 refueling outage confirmed that Waterford 3 can operate safely for another full cycle before the replacement of the steam generator.

Ninemile 6 Certification Recent Activity:  The project air permit was issued by the Louisiana Department of Environmental Quality on August 16, 2011.  On August 18, 2011, an LPSC procedural schedule was established setting the matter for hearing in late February 2012.  Assuming regulatory approvals are obtained, the targeted date to issue full notice to proceed with construction of the Ninemile 6 project is in May 2012.
Background:  The Ninemile 6 project is a proposed 550 MW combined-cycle gas turbine facility with commercial operation anticipated by the summer of 2015.  The resource has been allocated 55 percent to ELL, 25 percent to EGSL, and 20 percent to ENOI.  On June 21, 2011, ELL filed an application with the LPSC seeking approval to construct the Ninemile 6 CCGT and for EGSL to purchase up to 35 percent of the capacity and energy under a life-of-unit power purchase agreement.  As reflected in the filing, the current estimated construction cost is approximately $721 million.  ENOI submitted an application to the City Council of New Orleans (CCNO) on July 8, 2011 seeking approval of its participation in the Ninemile 6 project through a life-of-unit power purchase agreement of capacity and energy.  If CCNO does not approve the power purchase agreement in a timely manner then ELL and EGSL propose an allocation of 65 percent to ELL and 35 percent to EGSL.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Mississippi Authorized ROE Range: 10.54% - 12.72% (per FRP filing) Last Filed Rate Base: $1.6 billion filed 3/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  None.  The 2010 FRP test year filing remains pending before the Mississippi Public Service Commission (MPSC).
Background:  On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors;
(4) increased the percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing; and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years.  On March 15, 2011, EMI filed its second evaluation report under its new FRP for the 2010 test year.  The filing reflected a 10.65 percent earned ROE which was within the bandwidth resulting in no change in rates.  The calculated 11.63 percent FRP midpoint ROE includes the benefit of a 0.79 percent performance incentive.  On June 23, 2011, EMI filed a Depreciation Study, requesting that new rates become effective with the next base rate change.

Hinds Acquisition Recent Activity:  On August 31, 2011, EMI and KGen filed an application seeking FERC approval of the Hinds acquisition under Section 203 of the Federal Power Act.
Background: On April 29, 2011, EMI announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility, a 450 MW (summer rating) natural gas-fired combined-cycle turbine plant located in Jackson, Mississippi, from KGen Hinds, LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $246 million (or $547/kW) including the purchase price of approximately $206 million (or $458/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades.  A new transmission service request has been submitted to determine if investment for supplemental upgrades to Entergy’s transmission system is needed to make this plant deliverable to EMI after it exits the System Agreement.  On July 15, 2011, EMI filed an application with the MPSC seeking certification of the Hinds acquisition and rider recovery concurrent with closing of the acquisition.  On July 21, 2011, the transaction was reported to the U.S. Department of Justice and the Federal Trade Commission to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act.  Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is expected to occur in mid-2012.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric), $0.09 billion (gas) filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  On September 22, 2011, the City Council of New Orleans (CCNO) approved the Agreement in Principle reached between ENOI and the CCNO Advisors resolving ENOI’s 2010 test year FRP.  The agreement decreased electric rates by approximately $13.1 million and gas rates by approximately $1.6 million effective October 2011.  In addition, the agreement permits ENOI to recover $2.5 million of system agreement-related costs through ENOI’s Fuel Adjustment’s over / under collection mechanism.  The CCNO Advisors recommended that ENOI’s request to increase the electric and gas storm reserve rider in order to meet the original target of $75 million in the storm fund by the year 2017 be considered separately.
Background: A new three year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for Council-approved capacity additions plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and CCNO.  The settlement also implemented energy conservation and demand side management programs.

Entergy Texas Authorized ROE: 10.125% Last Filed Rate Base: $1.6 billion filed 12/09 based on 6/30/09 adjusted test yr
Rate Case Recent Activity:  In late October 2011, ETI provided notice of its intent to file a general rate case later in 2011.
Background:  ETI implemented a $17.5 million interim rate increase beginning on May 1, 2010, pursuant to a February 2010 unanimous settlement on interim rates, and the balance of the total $59 million base rate increase for usage on and after August 15, 2010, pursuant to its August 2010 stipulation and settlement agreement approved by the Public Utility Commission of Texas (PUCT) in December 2010.  Other key elements of the stipulation and settlement agreement included an additional $9 million rate increase implemented for bills rendered on and after May 2, 2011 and a 10.125 percent allowed ROE.

Other Regulatory Activity:  On September 15, 2011, the PUCT adopted the proposed rule implementing a Distribution Cost Recovery Factor (DCRF) to recover capital and capital-related costs related to distribution infrastructure.  The DCRF permits utilities to implement an increase in rates once per year to reflect depreciation expense, federal income tax and other taxes, and return above amounts reflected in base rates.  The DCRF rider may be changed a maximum of four times between base rate cases, and expires in January 2017, unless otherwise extended by the Texas Legislature.  No action has been taken by the PUCT on a purchased power capacity rider.  On September 29, 2011, the PUCT denied a motion seeking rejection of the competitive generation service (CGS) tariff proposal and directed the parties to submit a report identifying agreed and open issues.
Background:  On March 10, 2011, the PUCT opened a rulemaking to review recovery of purchased power capacity costs.  The parties provided comments in June 2011 and the PUCT Staff subsequently held a technical conference.  The CGS tariff was proposed by ETI as required in state legislation initially enacted in 2005 and modified in 2009.  Parties have been negotiating a settlement of the CGS tariff proposal since it was severed from ETI’s last rate case proceeding in December 2010.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Wholesale Regulation
System Energy Resources, Inc. Authorized ROE: 10.94% Last Calculated Rate Base: $1.1 billion for 9/30/11 monthly cost of service
Recent Activity:  None.
Background:  10.94 percent ROE approved by July 2001 FERC order.
Grand Gulf Uprate:  Work continues on the approximate 178 MW uprate, which remains targeted for completion in 2012.  SERI owns or leases 90 percent of the plant.  On November 30, 2009, the MPSC issued a Certificate of Public Convenience and Necessity for implementation of the uprate.  The license amendment application was submitted to the NRC on September 8, 2010.  Following an acceptance review period, the NRC formally accepted the submittal for review on December 22, 2010.  The NRC is expected to complete its formal 12-month review in the fourth quarter of 2011.

Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (y) Last Filed OATT Rate Base: $2.2 billion (z) filed 5/11 based on 12/31/10 test year
Proposal to Join MISO Recent Activity:  The target implementation date for joining MISO is December 2013.  On October 31, 2011, EGSL and ELL submitted their joint change of control filing to the LPSC.  The other Utility operating companies plan to submit change of control filings to their respective regulators later this year. FERC filings related to integrating the Utility operating companies into MISO are targeted for late 2012 or early 2013.
Background:  In November 2006, the Utility operating companies installed SPP as their ICT with an initial term of four years unless Entergy filed and FERC approved an extension beyond that four year period.  The Utility operating companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system, and overseeing the weekly procurement process.  On November 16, 2010, FERC issued an order accepting the Utility operating companies’ proposal to extend the ICT arrangement with SPP by an additional term of two years, providing time for analysis of longer-term structures.
On December 16, 2010, FERC issued an order that granted the Entergy Regional State Committee (E-RSC) additional authority over transmission planning and cost allocation.  Specifically, the E-RSC has been given authority, upon unanimous vote of all members, to direct the Utility operating companies to make a filing to propose changes to the way costs for future transmission upgrades are allocated under the OATT and to add specific projects to the Entergy Construction Plan.  The E-RSC, comprised of one representative from each of the Utility operating company retail regulators, was formed in 2009 to consider several of the issues related to the Entergy transmission system.
On May 12, 2011, the Utility operating companies submitted detailed analysis to their respective retail regulators supporting their conclusion that joining MISO will provide meaningful long-term benefits for customers.  The proposal to join MISO also addresses the exit of Entergy Arkansas and Entergy Mississippi from the System Agreement.

System Agreement Recent Activity:  On October 20, 2011, FERC issued an order addressing the DC Circuit’s directive that FERC reconsider two issues in the original bandwidth proceeding.  On the first issue, FERC concluded that it would not require refunds for the 20-month period from September 13, 2001 through May 2, 2003.  On the second issue, the FERC order concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding), rather than on January 1, 2006 as it had previously ordered.  Entergy is required to calculate the additional bandwidth payments for the period June 1, 2005 through December 31, 2005, utilizing the bandwidth formula that was in effect for the first bandwidth calculation.  Entergy is required to submit a compliance filing within 60 days that provides the payments and receipts among the Utility operating companies, and to make the payments / receipts among the Utility operating companies within 90 days of the date of the order. Entergy expects the requirement to implement the bandwidth remedy sooner will result in additional payments from Entergy Arkansas customers to customers in other states.  EAI has an existing rider approved by the APSC that provides for recovery of costs resulting from the FERC 2005 orders and any subsequent modifications of those orders.
Background:  The System Agreement case addresses the allocation of production costs among the Utility operating companies.  In 2005, FERC issued orders that require each Utility operating company’s production costs to be within        +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs.  Upon appeal, the DC Circuit remanded to FERC to reconsider its conclusion that it did not have the authority to order refunds and to also reconsider its decision to delay implementation of the bandwidth remedy.
Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling approximately $1.0 billion.  FERC set each of the 2007 through 2011 bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties.  Requests for rehearing and clarification of a final FERC order in the 2007 bandwidth proceeding were filed.  All other bandwidth proceedings remain outstanding.
On November 19, 2009, FERC accepted EAI’s and EMI’s notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively.  On February 1, 2011, FERC denied the LPSC and CCNO’s request for rehearing of this order.  The LPSC and CCNO subsequently appealed this decision to the United States Court of Appeals for the DC Circuit.

(y)	Applies to sales made under Entergy’s FERC-jurisdictional OATT.
(z)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

C.	Financial Performance Measures and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter.  Appendix C-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters.  Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix E.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
Third Quarter 2011 vs. 2010 (see Appendix D for definitions of certain measures)

For 12 months ending September 30	2011	2010	Change
GAAP Measures
Return on average invested capital – as-reported	8.2%	8.2%	-
Return on average common equity – as-reported	16.1%	15.5%	0.6%
Net margin – as-reported	12.6%	11.7%	0.9%
Cash flow interest coverage	6.6	8.0	(1.4)
Book value per share	$50.92	$48.10	$2.82
End of period shares outstanding (millions)	176.1	181.5	(5.4)

Non-GAAP Measures
Return on average invested capital – operational	8.2%	8.7%	(0.5)%
Return on average common equity – operational	16.1%	16.6%	(0.5)%
Net margin – operational	12.7%	12.5%	0.2%

As of September 30 ($ in millions)	2011	2010	Change
GAAP Measures
Cash and cash equivalents	987	1,931	(944)
Revolver capacity	2,116	2,216	(100)
Total debt	12,452	12,247	205
Securitization debt	1,086	940	146
Debt to capital ratio	57.3%	57.5%	(0.2)%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	99	108	(9)
Leases – Entergy’s share	546	530	16
Total off-balance sheet liabilities	645	638	7

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	55.1%	55.6%	(0.5)%
Total gross liquidity	3,103	4,147	(1,044)
Net debt to net capital ratio, excluding securitization debt	52.8%	50.9%	1.9%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	54.3%	52.5%	1.8%

Appendix C-2: Historical Performance Measures (see Appendix D for definitions of measures)
	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	10YTD	11YTD
Financial
EPS – as-reported ($)	1.64	1.12	1.65	2.62	1.26	1.38	1.76	3.53	5.38	6.67
Less – special items ($)	(0.11)	(0.21)	(0.06)	(0.14)	(0.04)	- -	- -	- -	(0.40)	- -
EPS – operational ($)	1.75	1.33	1.71	2.76	1.30	1.38	1.76	3.53	5.78	6.67
Trailing twelve months
ROIC – as-reported (%)	7.7	7.6	8.1	8.2	7.8	7.7	7.7	8.2
ROIC – operational (%)	8.1	8.0	8.5	8.7	8.2	7.9	7.9	8.2
ROE – as-reported (%)	14.9	13.8	14.8	15.5	14.6	14.8	14.8	16.1
ROE – operational (%)	15.7	14.9	15.8	16.6	15.6	15.3	15.2	16.1
Cash flow interest coverage	6.1	6.3	6.6	8.0	7.8	7.8	7.6	6.6
Debt to capital ratio (%)	57.4	57.0	56.6	57.5	57.3	57.6	58.1	57.3
Debt to capital ratio, excluding securitization debt (%)	55.6	55.2	54.8	55.6	55.3	55.7	56.3	55.1
Net debt to net capital ratio, excluding securitization debt (%)	51.5	51.3	51.6	50.9	52.1	54.0	55.1	52.8
Utility
GWh billed
Residential	7,421	9,645	7,705	12,365	7,750	9,042	7,993	12,376	29,715	29,411
Commercial & Gov’t	7,240	7,064	7,384	9,341	7,504	7,032	7,548	9,344	23,789	23,923
Industrial	9,235	8,733	9,862	10,276	9,880	9,516	10,140	11,024	28,871	30,681
Wholesale	998	1,317	971	1,063	1,021	947	1,036	1,038	3,351	3,021
O&M expense/MWh	$20.18	$17.29	$19.21	$16.41	$21.18	$17.89	$19.09	$14.93	$17.54	$17.11
	Reliability – trailing twelve months
SAIFI	1.8	1.7	1.8	1.8	1.7	1.7	1.7	1.7
SAIDI	210	213	206	197	187	188	202	214
Entergy Wholesale Commodities
Owned Capacity	6,351	6,351	6,351	6,351	6,351	6,016	6,016	6,016	6,351	6,016
GWh billed	11,821	11,128	10,498	10,736	10,320	10,519	10,652	11,284	32,362	32,455
Avg. realized revenue per MWh	$59.62	$58.31	$58.15	$61.51	$58.16	$56.98	$52.32	$55.87	$59.32	$55.07
Non-fuel O&M expense / purchased power per MWh (aa)	$25.20	$23.90	$26.93	$29.59	$26.74	$24.95	$26.87	$25.32	$26.77	$25.71
	EWC Nuclear Operational Measures
Capacity factor (%)	99	94	90	91	86	91	91	98	92	93
GWh billed	11,052	10,255	9,868	9,888	9,644	9,913	9,993	10,645	30,011	30,551
Avg. realized revenue per MWh	$59.43	$58.72	$57.69	$61.41	$58.80	$57.46	$52.38	$56.07	$59.27	$55.31
Production cost per MWh (aa)	$23.20	$23.70	$24.40	$27.79	$25.23	$24.01	$25.96	$24.92	$25.28	$24.97

(aa)	2009 and 2010 exclude the effects of the non-utility nuclear spin-off expenses special item at Entergy Wholesale Commodities.

D.
D.	Definitions

Appendix D provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix D: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities
Owned capacity
Installed capacity owned and operated by Entergy Wholesale Commodities, including investments in wind generation accounted for under the equity method of accounting; EWC’s 335 MW ownership position in the Harrison County power plant was sold on December 31, 2010

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed for Entergy Wholesale Commodities, excluding revenue from the amortization of the Palisades below-market PPA and investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense / purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Entergy Wholesale Commodities - Nuclear
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
GWh billed	Total number of GWh billed to all customers
Average realized revenue per MWh	As-reported revenue per MWh billed for Entergy Wholesale Commodities’ nuclear business, excluding revenue from the amortization of the Palisades below-market PPA
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by Entergy Wholesale Commodities nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Planned net MW in operation	Amount of capacity to be available to generate power and / or sell capacity considering uprates planned to be completed during the year
Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average revenue under contract per MWh or per kW per month
Revenue on a per unit basis at which generation output, capacity, or combination of both is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades.  Revenue may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix D: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at Entergy Wholesale Commodities
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas; the 2009 ice storm at Entergy Arkansas; and investment recovery of costs associated with the cancelled Little Gypsy repowering project at Entergy Louisiana

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

E.	GAAP to Non-GAAP Reconciliations

Appendix E-1 and Appendix E-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix E-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11
As-reported Net Income-rolling 12 months (A)	1,231	1,210	1,298	1,336	1,250	1,285	1,285	1,421
Preferred dividends	20	20	20	20	20	20	20	20
Tax effected interest expense	351	372	368	358	354	327	320	320
As-reported Net Income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,602	1,602	1,686	1,714	1,624	1,632	1,625	1,761

Special items in prior quarters	(49)	(53)	(76)	(71)	(75)	(42)	(32)	(7)

Special items in current quarter
Nuclear spin-off expenses	(21)	(40)	(10)	(25)	(7)	-	-	-
Total special items (C)	(71)	(94)	(87)	(96)	(82)	(42)	(32)	(7)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,673	1,696	1,773	1,810	1,706	1,674	1,657	1,768

Operational earnings, rolling 12 months (A-C)	1,302	1,304	1,385	1,432	1,332	1,327	1,317	1,428

Average invested capital (D)	20,748	21,149	20,761	20,802	20,781	21,093	21,101	21,509

Average common equity (E)	8,290	8,745	8,769	8,608	8,555	8,698	8,684	8,849

Operating revenues (F)	10,746	10,716	11,058	11,453	11,488	11,269	11,210	11,273

ROIC – as-reported % (B/D)	7.7	7.6	8.1	8.2	7.8	7.7	7.7	8.2

ROIC – operational % ((B-C)/D)	8.1	8.0	8.5	8.7	8.2	7.9	7.9	8.2

ROE – as-reported % (A/E)	14.9	13.8	14.8	15.5	14.6	14.8	14.8	16.1

ROE – operational % ((A-C)/E)	15.7	14.9	15.8	16.6	15.6	15.3	15.2	16.1

Net margin – as-reported % (A/F)	11.5	11.3	11.7	11.7	10.9	11.4	11.5	12.6

Net margin – operational % ((A-C)/F)	12.1	12.2	12.5	12.5	11.6	11.8	11.8	12.7

Appendix E-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11
Gross debt (A)	12,014	12,152	11,853	12,247	11,816	12,018	12,360	12,452
Less securitization debt (B)	838	838	829	940	931	910	896	1,086
Gross debt, excluding securitization debt (C)	11,176	11,314	11,024	11,307	10,885	11,108	11,464	11,366
Less cash and cash equivalents (D)	1,710	1,657	1,336	1,931	1,294	726	530	987
Net debt, excluding securitization debt (E)	9,466	9,657	9,688	9,376	9,591	10,382	10,934	10,379

Total capitalization (F)	20,939	21,322	20,935	21,290	20,623	20,864	21,268	21,728
Less securitization debt (B)	838	838	829	940	931	910	896	1,086
Total capitalization, excluding securitization debt (G)	20,101	20,484	20,106	20,350	19,692	19,954	20,372	20,642
Less cash and cash equivalents (D)	1,710	1,657	1,336	1,931	1,294	726	530	987
Net capital, excluding securitization debt (H)	18,391	18,827	18,770	18,419	18,398	19,228	19,842	19,655

Debt to capital ratio % (A/F)	57.4	57.0	56.6	57.5	57.3	57.6	58.1	57.3

Debt to capital ratio, excluding securitization debt % (C/G)	55.6	55.2	54.8	55.6	55.3	55.7	56.3	55.1

Net debt to net capital ratio, excluding securitization debt % (E/H)	51.5	51.3	51.6	50.9	52.1	54.0	55.1	52.8

Off-balance sheet liabilities (I)	646	644	641	638	653	650	647	645

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	53.1	52.9	53.2	52.5	53.8	55.5	56.5	54.3

Revolver capacity (J)	1,464	1,417	1,338	2,216	2,354	2,258	1,993	2,116

Gross liquidity (D+J)	3,174	3,074	2,674	4,147	3,648	2,984	2,523	3,103

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

VII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
September 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$124,243	$11,425	$5	$135,673
Temporary cash investments	342,731	495,967	12,769	851,467
Total cash and cash equivalents	466,974	507,392	12,774	987,140
Securitization recovery trust account	43,487	-	-	43,487
Notes receivable	-	1,223,059	(1,223,059)	-
Accounts receivable:
Customer	624,958	165,397	-	790,355
Allowance for doubtful accounts	(31,936)	(203)	-	(32,139)
Associated companies	16,326	102,203	(118,529)	-
Other	149,637	11,249	176	161,062
Accrued unbilled revenues	328,745	350	-	329,095
Total accounts receivable	1,087,730	278,996	(118,353)	1,248,373
Deferred fuel costs	87,297	-	-	87,297
Accumulated deferred income taxes	138,318	103,262	(236,288)	5,292
Fuel inventory - at average cost	191,721	3,127	-	194,848
Materials and supplies - at average cost	555,398	325,221	-	880,619
Deferred nuclear refueling outage costs	97,673	135,179	-	232,852
System agreement cost equalization	33,174	-	-	33,174
Prepaid taxes	-	-	56,565	56,565
Prepayments and other	86,395	137,391	4,065	227,851
TOTAL	2,788,167	2,713,627	(1,504,296)	3,997,498

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	150,114	(1,253,451)	43,934
Decommissioning trust funds	1,524,865	2,041,246	-	3,566,111
Non-utility property - at cost (less accumulated depreciation)	171,096	72,519	15,352	258,967
Other	372,771	10,915	30,000	413,686
TOTAL	3,216,003	2,274,794	(1,208,099)	4,282,698

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,105,899	4,375,402	3,411	38,484,712
Property under capital lease	789,898	-	-	789,898
Natural gas	339,484	439	-	339,923
Construction work in progress	1,553,429	350,204	680	1,904,313
Nuclear fuel	731,218	672,764	-	1,403,982
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,519,928	5,398,809	4,091	42,922,828
Less - accumulated depreciation and amortization	17,202,625	920,837	339	18,123,801
PROPERTY, PLANT AND EQUIPMENT - NET	20,317,303	4,477,972	3,752	24,799,027

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	737,475	-	-	737,475
Other regulatory assets	3,700,902	-	-	3,700,902
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	6,075	13,768	38,158	58,001
Other	214,602	708,198	(43,277)	879,523
TOTAL	5,205,355	725,039	(5,119)	5,925,275
		-
TOTAL ASSETS	$31,526,828	$10,191,432	$(2,713,762)	$39,004,498

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$125,472	$26,938	$1,870,000	$2,022,410
Notes payable and commercial paper:
Associated companies	-	70,567	(70,567)	-
Other	144,871	-	-	144,871
Account payable:
Associated companies	9,365	11,499	(20,864)	-
Other	677,623	204,656	372	882,651
Customer deposits	347,185	-	-	347,185
Taxes accrued	775,621	155,174	(930,795)	-
Accumulated deferred income taxes	85,500	149	(20,828)	64,821
Interest accrued	158,604	3,676	2,098	164,378
Deferred fuel costs	69,566	-	-	69,566
Obligations under capital leases	3,578	-	-	3,578
Pension and other postretirement liabilities	34,334	6,236	-	40,570
System agreement cost equalization	33,190	-	-	33,190
Other	127,988	101,039	2,096	231,123
TOTAL	2,592,897	579,934	831,512	4,004,343

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,635,021	796,515	971,917	8,403,453
Accumulated deferred investment tax credits	281,112	-	-	281,112
Obligations under capital leases	39,341	-	-	39,341
Other regulatory liabilities	645,843	-	-	645,843
Decommissioning and retirement cost liabilities	1,775,013	1,499,466	-	3,274,479
Accumulated provisions	384,747	2,430	4,535	391,712
Pension and other postretirement liabilities	1,459,555	439,411	-	1,898,966
Long-term debt	9,118,690	123,699	999,604	10,241,993
Other	662,112	674,549	(789,515)	547,146
TOTAL	21,001,434	3,536,070	1,186,541	25,724,045

Subsidiaries' preferred stock without sinking fund	186,510	85,995	(55,757)	216,748

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,732,224	1,214,102	5,362,959
Retained earnings	3,297,048	3,893,597	2,248,355	9,439,000
Accumulated other comprehensive income (loss)	(102,962)	(35,375)	-	(138,337)
Less - treasury stock, at cost (78,677,119 shares in 2011)	120,000	-	5,580,808	5,700,808
Total common shareholders' equity	7,651,987	5,989,433	(4,676,058)	8,965,362
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,745,987	5,989,433	(4,676,058)	9,059,362

TOTAL LIABILITIES AND EQUITY	$31,526,828	$10,191,432	$(2,713,762)	$39,004,498

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$70,182	$5,249	$859	$76,290
Temporary cash investments	751,403	448,541	18,238	1,218,182
Total cash and cash equivalents	821,585	453,790	19,097	1,294,472
Securitization recovery trust account	43,044	-	-	43,044
Notes receivable	-	1,065,356	(1,065,356)	-
Accounts receivable:
Customer	385,383	217,413	-	602,796
Allowance for doubtful accounts	(31,575)	(202)	-	(31,777)
Associated companies	20,214	66,807	(87,021)	-
Other	150,369	10,893	400	161,662
Accrued unbilled revenues	302,787	114	-	302,901
Total accounts receivable	827,178	295,025	(86,621)	1,035,582
Deferred fuel costs	64,659	-	-	64,659
Accumulated deferred income taxes	8,472	-	-	8,472
Fuel inventory - at average cost	205,258	2,262	-	207,520
Materials and supplies - at average cost	548,758	318,150	-	866,908
Deferred nuclear refueling outage costs	64,463	153,960	-	218,423
System agreement cost equalization	52,160	-	-	52,160
Prepaid taxes	190,349	111,919	(461)	301,807
Prepayments and other	64,127	174,854	7,055	246,036
TOTAL	2,890,053	2,575,316	(1,126,286)	4,339,083

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	291,453	(1,398,027)	40,697
Decommissioning trust funds	1,542,832	2,052,884	-	3,595,716
Non-utility property - at cost (less accumulated depreciation)	166,671	72,869	18,307	257,847
Other	364,937	11,009	30,000	405,946
TOTAL	3,221,711	2,428,215	(1,349,720)	4,300,206

PROPERTY, PLANT, AND EQUIPMENT

Electric	33,007,394	4,142,255	3,412	37,153,061
Property under capital lease	800,078	-	-	800,078
Natural gas	330,168	440	-	330,608
Construction work in progress	1,300,207	360,689	664	1,661,560
Nuclear fuel	760,140	617,822	-	1,377,962
TOTAL PROPERTY, PLANT AND EQUIPMENT	36,197,987	5,121,206	4,076	41,323,269
Less - accumulated depreciation and amortization	16,669,910	804,695	309	17,474,914
PROPERTY, PLANT AND EQUIPMENT - NET	19,528,077	4,316,511	3,767	23,848,355

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	845,725	-	-	845,725
Other regulatory assets	3,838,237	-	-	3,838,237
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,310	8,450	41,763	54,523
Other	205,826	771,252	(67,305)	909,773
TOTAL	5,440,399	782,775	(25,542)	6,197,632
		-
TOTAL ASSETS	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$184,291	$29,257	$86,000	$299,548
Notes payable and commercial paper:
Associated companies	-	144,497	(144,497)	-
Other	154,135	-	-	154,135
Account payable:
Associated companies	9,696	13,420	(23,116)	-
Other	878,584	300,235	2,280	1,181,099
Customer deposits	335,058	-	-	335,058
Taxes accrued	-	-	-	-
Accumulated deferred income taxes	(8,062)	49,522	7,847	49,307
Interest accrued	201,799	669	15,217	217,685
Deferred fuel costs	166,409	-	-	166,409
Obligations under capital leases	3,388	-	-	3,388
Pension and other postretirement liabilities	34,283	5,579	-	39,862
System agreement cost equalization	52,160	-	-	52,160
Other	78,689	193,497	5,412	277,598
TOTAL	2,090,430	736,676	(50,857)	2,776,249

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,514,297	924,485	134,864	8,573,646
Accumulated deferred investment tax credits	292,330	-	-	292,330
Obligations under capital leases	42,078	-	-	42,078
Other regulatory liabilities	539,026	-	-	539,026
Decommissioning and retirement cost liabilities	1,728,469	1,420,010	-	3,148,479
Accumulated provisions	388,081	2,595	4,574	395,250
Pension and other postretirement liabilities	1,700,368	474,996	-	2,175,364
Long-term debt	8,553,358	132,143	2,631,656	11,317,157
Other	712,060	696,049	(789,550)	618,559
TOTAL	21,470,067	3,650,278	1,981,544	27,101,889

Subsidiaries' preferred stock without sinking fund	186,510	85,985	(55,757)	216,738

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2010	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,566,166	1,384,675	5,367,474
Retained earnings	2,889,317	3,594,952	2,205,132	8,689,401
Accumulated other comprehensive income (loss)	(107,985)	69,773	-	(38,212)
Less - treasury stock, at cost (76,006,920 shares in 2010)	120,000	-	5,404,811	5,524,811
Total common shareholders' equity	7,239,233	5,629,878	(4,372,711)	8,496,400
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,333,233	5,629,878	(4,372,711)	8,590,400

TOTAL LIABILITIES AND EQUITY	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$54,061	$6,176	$(854)	$59,383
Temporary cash investments	(408,672)	47,426	(5,469)	(366,715)
Total cash and cash equivalents	(354,611)	53,602	(6,323)	(307,332)
Securitization recovery trust account	443	-	-	443
Notes receivable	-	157,703	(157,703)	-
Accounts receivable:
Customer	239,575	(52,016)	-	187,559
Allowance for doubtful accounts	(361)	(1)	-	(362)
Associated companies	(3,888)	35,396	(31,508)	-
Other	(732)	356	(224)	(600)
Accrued unbilled revenues	25,958	236	-	26,194
Total accounts receivable	260,552	(16,029)	(31,732)	212,791
Deferred fuel costs	22,638	-	-	22,638
Accumulated deferred income taxes	129,846	103,262	(236,288)	(3,180)
Fuel inventory - at average cost	(13,537)	865	-	(12,672)
Materials and supplies - at average cost	6,640	7,071	-	13,711
Deferred nuclear refueling outage costs	33,210	(18,781)	-	14,429
System agreement cost equalization	(18,986)	-	-	(18,986)
Prepaid taxes	(190,349)	(111,919)	57,026	(245,242)
Prepayments and other	22,268	(37,463)	(2,990)	(18,185)
TOTAL	(101,886)	138,311	(378,010)	(341,585)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	(141,339)	144,576	3,237
Decommissioning trust funds	(17,967)	(11,638)	-	(29,605)
Non-utility property - at cost (less accumulated depreciation)	4,425	(350)	(2,955)	1,120
Other	7,834	(94)	-	7,740
TOTAL	(5,708)	(153,421)	141,621	(17,508)

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,098,505	233,147	(1)	1,331,651
Property under capital lease	(10,180)	-	-	(10,180)
Natural gas	9,316	(1)	-	9,315
Construction work in progress	253,222	(10,485)	16	242,753
Nuclear fuel	(28,922)	54,942	-	26,020
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,321,941	277,603	15	1,599,559
Less - accumulated depreciation and amortization	532,715	116,142	30	648,887
PROPERTY, PLANT AND EQUIPMENT - NET	789,226	161,461	(15)	950,672

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(108,250)	-	-	(108,250)
Other regulatory assets	(137,335)	-	-	(137,335)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	1,765	5,318	(3,605)	3,478
Other	8,776	(63,054)	24,028	(30,250)
TOTAL	(235,044)	(57,736)	20,423	(272,357)

TOTAL ASSETS	$446,588	$88,615	$(215,981)	$319,222

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(58,819)	$(2,319)	$1,784,000	$1,722,862
Notes payable and commercial paper:
Associated companies	-	(73,930)	73,930	-
Other	(9,264)	-	-	(9,264)
Account payable:
Associated companies	(331)	(1,921)	2,252	-
Other	(200,961)	(95,579)	(1,908)	(298,448)
Customer deposits	12,127	-	-	12,127
Taxes accrued	775,621	155,174	(930,795)	-
Accumulated deferred income taxes	93,562	(49,373)	(28,675)	15,514
Interest accrued	(43,195)	3,007	(13,119)	(53,307)
Deferred fuel costs	(96,843)	-	-	(96,843)
Obligations under capital leases	190	-	-	190
Pension and other postretirement liabilities	51	657	-	708
System agreement cost equalization	(18,970)	-	-	(18,970)
Other	49,299	(92,458)	(3,316)	(46,475)
TOTAL	502,467	(156,742)	882,369	1,228,094

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(879,276)	(127,970)	837,053	(170,193)
Accumulated deferred investment tax credits	(11,218)	-	-	(11,218)
Obligations under capital leases	(2,737)	-	-	(2,737)
Other regulatory liabilities	106,817	-	-	106,817
Decommissioning and retirement cost liabilities	46,544	79,456	-	126,000
Accumulated provisions	(3,334)	(165)	(39)	(3,538)
Pension and other postretirement liabilities	(240,813)	(35,585)	-	(276,398)
Long-term debt	565,332	(8,444)	(1,632,052)	(1,075,164)
Other	(49,948)	(21,500)	35	(71,413)
TOTAL	(468,633)	(114,208)	(795,003)	(1,377,844)

Subsidiaries' preferred stock without sinking fund	-	10	-	10

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011 and in 2010	-	-	-	-
Paid-in capital	-	166,058	(170,573)	(4,515)
Retained earnings	407,731	298,645	43,223	749,599
Accumulated other comprehensive income (loss)	5,023	(105,148)	-	(100,125)
Less - treasury stock, at cost	-	-	175,997	175,997
Total common shareholders' equity	412,754	359,555	(303,347)	468,962
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	412,754	359,555	(303,347)	468,962

TOTAL LIABILITIES AND EQUITY	$446,588	$88,615	$(215,981)	$319,222

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,734,192	$-	$(591)	$2,733,601
Natural gas	26,439	-	-	26,439
Competitive businesses	-	641,216	(5,703)	635,513
Total	2,760,631	641,216	(6,294)	3,395,553

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	769,546	80,557	(121)	849,982
Purchased power	468,696	18,861	(12,223)	475,335
Nuclear refueling outage expenses	26,602	37,965	-	64,566
Other operation and maintenance	477,866	228,888	2,067	708,821
Decommissioning	27,327	29,140	-	56,467
Taxes other than income taxes	121,924	29,713	408	152,044
Depreciation and amortization	237,197	45,247	1,137	283,581
Other regulatory charges (credits) - net	203,848	-	-	203,848
Total	2,333,006	470,371	(8,732)	2,794,644

OPERATING INCOME	427,625	170,845	2,438	600,909

OTHER INCOME
Allowance for equity funds used during construction	21,516	-	-	21,516
Interest and investment income	40,742	33,611	(41,114)	33,238
Miscellaneous - net	(7,254)	(4,196)	(2,686)	(14,137)
Total	55,004	29,415	(43,800)	40,617

INTEREST EXPENSE
Interest expense	122,556	5,319	9,427	137,301
Allowance for borrowed funds used during construction	(9,713)	-	-	(9,713)
Total	112,843	5,319	9,427	127,588

INCOME BEFORE INCOME TAXES	369,786	194,941	(50,789)	513,938

Income taxes	(158,673)	64,079	(24,537)	(119,131)

CONSOLIDATED NET INCOME	528,459	130,862	(26,252)	633,069

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$524,127	$130,179	$(26,252)	$628,054

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.96	$0.74	$(0.15)	$3.55
DILUTED	$2.95	$0.73	$(0.15)	$3.53

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,950,469
DILUTED				177,723,020

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,639,464	$-	$(711)	$2,638,752
Natural gas	27,263	-	-	27,263
Competitive businesses	-	671,927	(5,766)	666,161
Total	2,666,727	671,927	(6,477)	3,332,176

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	671,904	77,325	(366)	748,863
Purchased power	474,238	20,181	(9,725)	484,694
Nuclear refueling outage expenses	26,819	38,066	-	64,885
Other operation and maintenance	515,613	299,399	(6,324)	808,688
Decommissioning	26,277	27,103	-	53,380
Taxes other than income taxes	112,902	24,922	393	138,217
Depreciation and amortization	221,627	41,799	1,195	264,621
Other regulatory charges (credits) - net	(1,814)	-	-	(1,814)
Total	2,047,566	528,795	(14,827)	2,561,534

	619,161	143,132	8,350	770,642
OPERATING INCOME

OTHER INCOME
Allowance for equity funds used during construction	15,064	-	-	15,064
Interest and investment income	46,364	43,043	(50,702)	38,705
Miscellaneous - net	(7,017)	(5,770)	(1,962)	(14,748)
Total	54,411	37,273	(52,664)	39,021

INTEREST EXPENSE
Interest expense	127,989	5,956	2,130	136,075
Allowance for borrowed funds used during construction	(8,949)	-	-	(8,949)
Total	119,040	5,956	2,130	127,126

INCOME BEFORE INCOME TAXES	554,532	174,449	(46,444)	682,537

Income taxes	216,591	30,728	(62,683)	184,636

CONSOLIDATED NET INCOME	337,941	143,721	16,239	497,901

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$333,609	$143,038	$16,239	$492,886

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.79	$0.77	$0.09	$2.65
DILUTED	$1.78	$0.76	$0.08	$2.62

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				185,962,431
DILUTED				187,777,172

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$94,728	$-	$120	$94,849
Natural gas	(824)	-	-	(824)
Competitive businesses	-	(30,711)	63	(30,648)
Total	93,904	(30,711)	183	63,377

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	97,642	3,232	245	101,119
Purchased power	(5,542)	(1,320)	(2,498)	(9,359)
Nuclear refueling outage expenses	(217)	(101)	-	(319)
Other operation and maintenance	(37,747)	(70,511)	8,391	(99,867)
Decommissioning	1,050	2,037	-	3,087
Taxes other than income taxes	9,022	4,791	15	13,827
Depreciation and amortization	15,570	3,448	(58)	18,960
Other regulatory charges (credits ) - net	205,662	-	-	205,662
Total	285,440	(58,424)	6,095	233,110

OPERATING INCOME	(191,536)	27,713	(5,912)	(169,733)

OTHER INCOME
Allowance for equity funds used during construction	6,452	-	-	6,452
Interest and investment income	(5,622)	(9,432)	9,588	(5,467)
Miscellaneous - net	(237)	1,574	(724)	611
Total	593	(7,858)	8,864	1,596

INTEREST EXPENSE
Interest expense	(5,433)	(637)	7,297	1,226
Allowance for borrowed funds used during construction	(764)	-	-	(764)
Total	(6,197)	(637)	7,297	462

INCOME BEFORE INCOME TAXES	(184,746)	20,492	(4,345)	(168,599)

Income taxes	(375,264)	33,351	38,146	(303,767)

CONSOLIDATED NET INCOME	190,518	(12,859)	(42,491)	135,168

Preferred dividend requirements of subsidiaries	-	-	-	-

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$190,518	$(12,859)	$(42,491)	$135,168

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.17	$(0.03)	$(0.24)	$0.90
DILUTED	$1.17	$(0.03)	$(0.23)	$0.91

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,813,271	$-	$(1,733)	$6,811,538
Natural gas	126,453	-	-	126,453
Competitive businesses	-	1,819,439	(17,389)	1,802,050
Total	6,939,724	1,819,439	(19,122)	8,740,041

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,694,393	227,072	(458)	1,921,007
Purchased power	1,269,350	51,855	(32,025)	1,289,180
Nuclear refueling outage expenses	78,433	113,084	-	191,517
Other operation and maintenance	1,410,693	669,383	(3,010)	2,077,066
Decommissioning	81,368	85,861	-	167,229
Taxes other than income taxes	330,232	75,213	1,048	406,493
Depreciation and amortization	676,680	132,655	3,337	812,672
Other regulatory charges (credits) - net	204,338	-	-	204,338
Total	5,745,487	1,355,123	(31,108)	7,069,502

OPERATING INCOME	1,194,237	464,316	11,986	1,670,539

OTHER INCOME
Allowance for equity funds used during construction	59,558	-	-	59,558
Interest and investment income	121,419	97,495	(123,008)	95,906
Miscellaneous - net	(17,255)	(14,115)	(9,128)	(40,498)
Total	163,722	83,380	(132,136)	114,966

INTEREST EXPENSE
Interest expense	364,935	14,701	29,848	409,484
Allowance for borrowed funds used during construction	(27,397)	-	-	(27,397)
Total	337,538	14,701	29,848	382,087

INCOME BEFORE INCOME TAXES	1,020,421	532,995	(149,998)	1,403,418

Income taxes	70,567	213,344	(87,839)	196,072

CONSOLIDATED NET INCOME	949,854	319,651	(62,159)	1,207,346

Preferred dividend requirements of subsidiaries	12,997	2,049	-	15,046

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$936,857	$317,602	$(62,159)	$1,192,300

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.26	$1.79	$(0.35)	$6.70
DILUTED	$5.24	$1.78	$(0.35)	$6.67

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,857,667
DILUTED				178,805,215

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,862,237	$-	$(2,446)	$6,859,791
Natural gas	154,426	-	-	154,426
Competitive businesses	-	1,954,393	(14,137)	1,940,256
Total	7,016,663	1,954,393	(16,583)	8,954,473

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,706,461	233,871	(1,255)	1,939,077
Purchased power	1,349,379	51,587	(24,911)	1,376,055
Nuclear refueling outage expenses	81,489	109,906	-	191,395
Other operation and maintenance	1,421,740	809,744	(20,102)	2,211,382
Decommissioning	77,542	79,881	-	157,423
Taxes other than income taxes	322,956	76,330	1,311	400,597
Depreciation and amortization	665,503	120,506	3,383	789,392
Other regulatory charges (credits) - net	15,555	-	-	15,555
Total	5,640,625	1,481,825	(41,574)	7,080,876

	1,376,038	472,568	24,991	1,873,597
OPERATING INCOME

OTHER INCOME
Allowance for equity funds used during construction	45,990	-	-	45,990
Interest and investment income	118,901	131,352	(128,384)	121,869
Miscellaneous - net	(12,019)	(12,355)	(7,676)	(32,050)
Total	152,872	118,997	(136,060)	135,809

INTEREST EXPENSE
Interest expense	397,491	67,129	(1,166)	463,454
Allowance for borrowed funds used during construction	(27,274)	-	-	(27,274)
Total	370,217	67,129	(1,166)	436,180

INCOME BEFORE INCOME TAXES	1,158,693	524,436	(109,903)	1,573,226

Income taxes	447,608	185,616	(96,997)	536,227

CONSOLIDATED NET INCOME	711,085	338,820	(12,906)	1,036,999

Preferred dividend requirements of subsidiaries	12,999	2,049	-	15,048

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$698,086	$336,771	$(12,906)	$1,021,951

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.72	$1.79	$(0.07)	$5.44
DILUTED	$3.68	$1.77	$(0.07)	$5.38

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				187,968,582
DILUTED				189,914,439

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(48,966)	$-	$713	$(48,253)
Natural gas	(27,973)	-	-	(27,973)
Competitive businesses	-	(134,954)	(3,252)	(138,206)
Total	(76,939)	(134,954)	(2,539)	(214,432)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(12,068)	(6,799)	797	(18,070)
Purchased power	(80,029)	268	(7,114)	(86,875)
Nuclear refueling outage expenses	(3,056)	3,178	-	122
Other operation and maintenance	(11,047)	(140,361)	17,092	(134,316)
Decommissioning	3,826	5,980	-	9,806
Taxes other than income taxes	7,276	(1,117)	(263)	5,896
Depreciation and amortization	11,177	12,149	(46)	23,280
Other regulatory charges (credits ) - net	188,783	-	-	188,783
Total	104,862	(126,702)	10,466	(11,374)

OPERATING INCOME	(181,801)	(8,252)	(13,005)	(203,058)

OTHER INCOME
Allowance for equity funds used during construction	13,568	-	-	13,568
Interest and investment income	2,518	(33,857)	5,376	(25,963)
Miscellaneous - net	(5,236)	(1,760)	(1,452)	(8,448)
Total	10,850	(35,617)	3,924	(20,843)

INTEREST EXPENSE
Interest expense	(32,556)	(52,428)	31,014	(53,970)
Allowance for borrowed funds used during construction	(123)	-	-	(123)
Total	(32,679)	(52,428)	31,014	(54,093)

INCOME BEFORE INCOME TAXES	(138,272)	8,559	(40,095)	(169,808)

Income taxes	(377,041)	27,728	9,158	(340,155)

CONSOLIDATED NET INCOME	238,769	(19,169)	(49,253)	170,347

Preferred dividend requirements of subsidiaries	(2)	-	-	(2)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$238,771	$(19,169)	$(49,253)	$170,349

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.54	$(0.00)	$(0.28)	$1.26
DILUTED	$1.56	$0.01	$(0.28)	$1.29

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,694,708	$-	$(2,324)	$8,692,383
Natural gas	169,685	-	-	169,685
Competitive businesses	-	2,431,202	(20,126)	2,411,076
Total	8,864,393	2,431,202	(22,450)	11,273,144

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,205,197	296,061	(747)	2,500,512
Purchased power	1,548,137	62,781	(38,376)	1,572,541
Nuclear refueling outage expenses	105,143	151,102	-	256,245
Other operation and maintenance	1,937,845	906,680	(9,439)	2,835,086
Decommissioning	108,084	113,458	-	221,542
Taxes other than income taxes	438,647	100,761	786	540,194
Depreciation and amortization	913,304	175,329	4,542	1,093,174
Other regulatory charges (credits) - net	233,704	-	-	233,704
Total	7,490,061	1,806,172	(43,234)	9,252,998

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,374,332	669,203	20,784	2,064,319

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	72,949	-	-	72,949
Interest and investment income	185,011	135,923	(162,820)	158,114
Miscellaneous - net	(26,057)	(19,107)	(11,408)	(56,571)
Total	231,903	116,816	(174,228)	174,492

INTEREST EXPENSE
Interest expense	495,664	19,389	41,123	556,177
Allowance for borrowed funds used during construction	(35,102)	-	-	(35,102)
Total	460,562	19,389	41,123	521,075

INCOME BEFORE INCOME TAXES	1,145,673	766,630	(194,567)	1,717,736

Income taxes	77,186	296,377	(96,479)	277,084

CONSOLIDATED NET INCOME	1,068,487	470,253	(98,088)	1,440,652

Preferred dividend requirements of subsidiaries	17,329	2,732	-	20,061

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,051,158	$467,521	$(98,088)	$1,420,591

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.89	$2.62	$(0.55)	$7.96
DILUTED	$5.86	$2.60	$(0.55)	$7.91

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,448,041
DILUTED				179,551,490

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,601,969	$-	$(2,986)	$8,598,983
Natural gas	199,725	-	-	199,725
Competitive businesses	-	2,672,312	(17,893)	2,654,419
Total	8,801,694	2,672,312	(20,879)	11,453,127

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,012,192	311,533	(2,509)	2,321,216
Purchased power	1,703,152	63,130	(29,506)	1,736,776
Nuclear refueling outage expenses	109,142	145,108	-	254,250
Other operation and maintenance	1,896,564	1,072,811	(28,645)	2,940,730
Decommissioning	102,815	105,553	-	208,368
Taxes other than income taxes	417,795	99,239	1,774	518,808
Depreciation and amortization	908,619	159,831	4,534	1,072,984
Other regulatory charges (credits) - net	23,198	-	-	23,198
Total	7,173,477	1,957,205	(54,352)	9,076,330

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,628,217	715,107	33,473	2,376,797

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	58,036	-	-	58,036
Interest and investment income	157,491	198,431	(168,105)	187,818
Miscellaneous - net	(18,795)	(24,703)	(8,037)	(51,535)
Total	196,732	173,728	(176,142)	194,319

INTEREST EXPENSE
Interest expense	527,483	83,965	3,025	614,472
Allowance for borrowed funds used during construction	(33,961)	-	-	(33,961)
Total	493,522	83,965	3,025	580,511

INCOME BEFORE INCOME TAXES	1,331,427	804,870	(145,694)	1,990,605

Income taxes	478,071	267,521	(110,727)	634,866

CONSOLIDATED NET INCOME	853,356	537,349	(34,967)	1,355,739

Preferred dividend requirements of subsidiaries	17,331	2,682	-	20,013

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$836,025	$534,667	$(34,967)	$1,335,726

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.44	$2.84	$(0.18)	$7.10
DILUTED	$4.39	$2.81	$(0.18)	$7.02

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				188,227,792
DILUTED				190,257,734

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$92,739	$-	$662	$93,400
Natural gas	(30,040)	-	-	(30,040)
Competitive businesses	-	(241,110)	(2,233)	(243,343)
Total	62,699	(241,110)	(1,571)	(179,983)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	193,005	(15,472)	1,762	179,296
Purchased power	(155,015)	(349)	(8,870)	(164,235)
Nuclear refueling outage expenses	(3,999)	5,994	-	1,995
Other operation and maintenance	41,281	(166,131)	19,206	(105,644)
Decommissioning	5,269	7,905	-	13,174
Taxes other than income taxes	20,852	1,522	(988)	21,386
Depreciation and amortization	4,685	15,498	8	20,190
Other regulatory charges (credits )- net	210,506	-	-	210,506
Total	316,584	(151,033)	11,118	176,668

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	(253,885)	(45,904)	(12,689)	(312,478)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	14,913	-	-	14,913
Interest and investment income	27,520	(62,508)	5,285	(29,704)
Miscellaneous - net	(7,262)	5,596	(3,371)	(5,036)
Total	35,171	(56,912)	1,914	(19,827)

INTEREST EXPENSE
Interest expense	(31,819)	(64,576)	38,098	(58,295)
Allowance for borrowed funds used during construction	(1,141)	-	-	(1,141)
Total	(32,960)	(64,576)	38,098	(59,436)

INCOME BEFORE INCOME TAXES	(185,754)	(38,240)	(48,873)	(272,869)

Income taxes	(400,885)	28,856	14,248	(357,782)

CONSOLIDATED NET INCOME	215,131	(67,096)	(63,121)	84,913

Preferred dividend requirements of subsidiaries	(2)	50	-	48

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$215,133	$(67,146)	$(63,121)	$84,865

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.45	$(0.22)	$(0.37)	$0.86
DILUTED	$1.47	$(0.21)	$(0.37)	$0.89

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$633,069	$497,901	$135,168
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	463,702	427,758	35,944
Deferred income taxes, investment tax credits, and non-current taxes accrued	(311,100)	181,718	(492,818)
Changes in assets and liabilities:
Receivables	(45,271)	(65,881)	20,610
Fuel inventory	18,134	(1,674)	19,808
Accounts payable	(162,076)	21,254	(183,330)
Prepaid taxes and taxes accrued	248,052	35,094	212,958
Interest accrued	(13,903)	17,833	(31,736)
Deferred fuel	78,571	(63,585)	142,156
Other working capital accounts	81,067	(35,460)	116,527
Provisions for estimated losses	1,346	289,180	(287,834)
Other regulatory assets	154,198	505,663	(351,465)
Pensions and other postretirement liabilities	(43,384)	(68,233)	24,849
Other assets and liabilities	50,102	(44,313)	94,415
Net cash flow provided by operating activities	1,152,507	1,697,255	(544,748)

INVESTING ACTIVITIES
Construction/capital expenditures	(469,375)	(492,126)	22,751
Allowance for equity funds used during construction	22,415	15,064	7,351
Nuclear fuel purchases	(72,250)	(96,951)	24,701
Proceeds from sale of assets and businesses	6,531	-	6,531
Insurance proceeds received for property damages	-	7,894	(7,894)
Changes in securitization account	(9,549)	(654)	(8,895)
Payments to storm reserve escrow account	(1,749)	(291,871)	290,122
Decrease (increase) in other investments	(17,699)	62,266	(79,965)
Proceeds from nuclear decommissioning trust fund sales	416,730	486,621	(69,891)
Investment in nuclear decommissioning trust funds	(442,834)	(512,086)	69,252
Net cash flow used in investing activities	(567,780)	(821,843)	254,063

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	460,454	1,746,435	(1,285,981)
Common stock and treasury stock	15,931	37,047	(21,116)
Retirement of long-term debt	(391,461)	(1,339,155)	947,694
Repurchase of common stock	(75,030)	(527,875)	452,845
Changes in credit line borrowings - net	14,076	(36,055)	50,131
Dividends paid:
Common stock	(146,935)	(154,887)	7,952
Preferred stock	(5,015)	(5,015)	-
Net cash flow used in financing activities	(127,980)	(279,505)	151,525

Effect of exchange rates on cash and cash equivalents	535	(512)	1,047

Net increase (decrease) in cash and cash equivalents	457,282	595,395	(138,113)

Cash and cash equivalents at beginning of period	529,858	1,335,524	(805,666)

Cash and cash equivalents at end of period	$987,140	$1,930,919	$(943,779)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$146,032	$131,500	$14,532
Income taxes	$(88)	$6,910	$(6,998)

Entergy Corporation

Consolidated Cash Flow Statement
Nine Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,207,346	$1,036,999	$170,347
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,315,730	1,259,543	56,187
Deferred income taxes, investment tax credits, and non-current taxes accrued	(5,979)	524,359	(530,338)
Changes in assets and liabilities:
Receivables	(213,524)	(243,326)	29,802
Fuel inventory	12,677	3,328	9,349
Accounts payable	(238,879)	44,348	(283,227)
Prepaid taxes and taxes accrued	245,242	45,198	200,044
Interest accrued	(53,307)	(10,982)	(42,325)
Deferred fuel	(119,481)	(65,655)	(53,826)
Other working capital accounts	(31,319)	(162,284)	130,965
Provisions for estimated losses	(4,608)	258,962	(263,570)
Other regulatory assets	250,747	482,960	(232,213)
Pensions and other postretirement liabilities	(275,690)	(142,420)	(133,270)
Other assets and liabilities	40,801	134,059	(93,258)
Net cash flow provided by operating activities	2,129,756	3,165,089	(1,035,333)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,460,668)	(1,410,708)	(49,960)
Allowance for equity funds used during construction	61,096	45,990	15,106
Nuclear fuel purchases	(475,418)	(315,780)	(159,638)
Payment for purchase of plant	(299,590)	-	(299,590)
Proceeds from sale of assets and businesses	6,531	9,675	(3,144)
Insurance proceeds received for property damages	-	7,894	(7,894)
Changes in securitization account	(443)	(23,182)	22,739
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(5,043)	(294,901)	289,858
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(60,693)	117,696	(178,389)
Proceeds from nuclear decommissioning trust fund sales	1,053,089	1,974,008	(920,919)
Investment in nuclear decommissioning trust funds	(1,142,364)	(2,043,361)	900,997
Net cash flow used in investing activities	(2,395,503)	(1,994,744)	(400,759)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,535,634	2,272,224	(736,590)
Common stock and treasury stock	32,889	45,763	(12,874)
Retirement of long-term debt	(947,401)	(2,113,927)	1,166,526
Repurchase of common stock	(234,632)	(665,624)	430,992
Changes in credit line borrowings - net	30,036	(18,932)	48,968
Dividends paid:
Common stock	(443,290)	(453,683)	10,393
Preferred stock	(15,046)	(15,048)	2
Net cash flow used in financing activities	(41,810)	(949,227)	907,417

Effect of exchange rates on cash and cash equivalents	225	250	(25)

Net increase (decrease) in cash and cash equivalents	(307,332)	221,368	(528,700)

Cash and cash equivalents at beginning of period	1,294,472	1,709,551	(415,079)

Cash and cash equivalents at end of period	$987,140	$1,930,919	$(943,779)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$413,525	$400,124	$13,401
Income taxes	$(11)	$32,964	$(32,975)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended September 30, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,440,652	$1,355,739	$84,913
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,761,518	1,642,289	119,229
Deferred income taxes, investment tax credits, and non-current taxes accrued	188,649	876,248	(687,599)
Gain on sale of business	(44,173)	-	(44,173)
Changes in assets and liabilities:
Receivables	(69,838)	(141,738)	71,900
Fuel inventory	(1,316)	12,789	(14,105)
Accounts payable	(66,592)	219,683	(286,275)
Prepaid taxes and taxes accrued	83,056	(261,762)	344,818
Interest accrued	(24,674)	6,168	(30,842)
Deferred fuel	(44,917)	(189,452)	144,535
Other working capital accounts	(29,361)	(88,004)	58,643
Provisions for estimated losses	1,714	257,258	(255,544)
Other regulatory assets	107,195	400,350	(293,155)
Pensions and other postretirement liabilities	(214,114)	(17,917)	(196,197)
Other assets and liabilities	(197,051)	17,265	(214,316)
Net cash flow provided by operating activities	2,890,748	4,088,916	(1,198,168)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,024,246)	(1,999,113)	(25,133)
Allowance for equity funds used during construction	74,487	58,036	16,451
Nuclear fuel purchases	(567,349)	(549,533)	(17,816)
Proceeds from sale/leaseback of nuclear fuel	-	87,291	(87,291)
Payment for purchase of plant	(299,590)	-	(299,590)
Proceeds from sale of assets and businesses	225,027	10,175	214,852
Insurance proceeds received for property damages	-	28,740	(28,740)
Changes in securitization account	(7,206)	(15,859)	8,653
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(6,756)	(296,545)	289,789
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(153,433)	189,189	(342,622)
Proceeds from nuclear decommissioning trust fund sales	1,685,464	2,811,161	(1,125,697)
Investment in nuclear decommissioning trust funds	(1,829,380)	(2,902,944)	1,073,564
Net cash flow used in investing activities	(2,974,982)	(2,641,477)	(333,505)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,134,104	3,494,196	(360,092)
Common stock and treasury stock	38,289	56,746	(18,457)
Retirement of long-term debt	(3,011,601)	(2,872,364)	(139,237)
Repurchase of common stock	(447,584)	(665,624)	218,040
Changes in credit line borrowings - net	40,456	(43,932)	84,388
Dividends paid:
Common stock	(593,461)	(595,461)	2,000
Preferred stock	(20,061)	(20,013)	(48)
Net cash flow used in financing activities	(859,858)	(646,452)	(213,406)

Effect of exchange rates on cash and cash equivalents	313	(848)	1,161

Net increase (decrease) in cash and cash equivalents	(943,779)	800,139	(1,743,918)

Cash and cash equivalents at beginning of period	1,930,919	1,130,780	800,139

Cash and cash equivalents at end of period	$987,140	$1,930,919	$(943,779)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$547,405	$545,563	$1,842
Income taxes	$(831)	$57,106	$(57,937)